EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P.
REPORTS SECOND QUARTER AND SIX MONTH RESULTS AND DECLARES INCREASED SECOND
QUARTER DISTRIBUTION OF $0.5875 PER COMMON AND SUBORDINATED UNIT

     PHILADELPHIA, July 21, 2004 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the second quarter ended June 30, 2004 of $17.4 million, or $0.69 per limited partner unit on a diluted basis, compared with $11.9 million for the second quarter of 2003, or $0.51 per limited partner unit on a diluted basis. For the six months ended June 30, 2004, net income increased 4.6 percent to $31.1 million compared with $29.7 million for the six months ended June 30, 2003.

     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the second quarter 2004 of $0.5875 per common and subordinated partnership unit ($2.35 annualized) payable August 13, 2004 to unitholders of record on August 4, 2004, an increase of $0.0175 per partnership unit on a quarterly basis ($0.07 annualized increase).

     The second quarter of 2004 includes the operating results of three recent acquisitions: (a) the Eagle Point logistics assets which were purchased for $20.0 million on March 30, 2004; (b) two refined product terminals located in Baltimore, Maryland and Manassas, Virginia which were purchased from ConocoPhillips for $12 million on April 28, 2004. Total storage at the two locations is approximately 930 thousand barrels of shell capacity; and (c) an additional 33.3 percent interest in the Harbor Pipeline, which was acquired June 28, 2004 from an affiliate of El Paso Corporation for $7.3 million. The Harbor Pipeline is an approximately 80-mile, 180,000 bpd refined product, common carrier pipeline originating near Woodbury, New Jersey and terminating in Linden, New Jersey. As a result of this transaction, Sunoco Logistics increased its ownership to 66.7 percent and will continue to be the operator of the pipeline.

     “We are pleased with our second quarter results,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “Our net income of $17.4 million, our second best quarter since going public, was up 47 percent over the prior year’s quarter and 28 percent over the first quarter of 2004. Solid performance by our operating businesses and significant contributions by recent acquisitions have allowed us to achieve record-high operating income for the quarter. As a result of the continued strength of our cash flows, the quarterly distribution will be increased 3.1 percent to $0.5875 or $2.35 annually. This increase represents our fifth consecutive quarterly distribution increase.”

     Net income for the second quarter 2004 increased 47.0 percent to $17.4 million from $11.9 million for the second quarter 2003 due principally to the operating results from recent acquisitions, higher Eastern Pipeline System revenues, an increase in Western Pipeline System lease acquisition margins, and an increase in revenues at the Nederland Terminal, partially offset by higher Eastern Pipeline System operating and maintenance expenses.

     For the six months ended June 30, 2004, net income of $31.1 million represents a $1.4 million increase compared with $29.7 million for the six months ended June 30, 2003 due mainly to the operating results from recent acquisitions, higher Eastern Pipeline System revenues, and an increase in revenues at the Nederland Terminal, partially offset by lower Western Pipeline System lease acquisition margins and higher Eastern Pipeline System operating and maintenance expenses.

     On April 7, Sunoco Logistics closed on the sale of 3.4 million common units for total gross proceeds of approximately $135 million. The proceeds from the offering were principally used to finance the acquisitions discussed above and to redeem approximately 2.2 million common units from Sunoco, Inc. This transaction resulted in a net increase of 1.2 million limited partner units and reduced Sunoco, Inc.’s ownership interest in Sunoco Logistics from 75.3 percent to 62.6 percent, including its 2 percent general partner interest.

Segmented Second Quarter Results

Eastern Pipeline System

     Operating income for the Eastern Pipeline System increased $0.6 million to $8.9 million for the second quarter 2004 from $8.3 million for the second quarter 2003. Sales and other operating revenue increased from $22.7 million for the prior year’s second quarter to $24.3 million for the second quarter 2004 due mainly to an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was principally the result of higher crude oil throughput on the Marysville to Toledo pipeline and higher refined product throughput on the Harbor Pipeline. The increase in volume on the Harbor Pipeline was due mainly to Sunoco, Inc.’s January 2004 purchase of the Eagle Point, New Jersey refinery. Other income increased $0.9 million to $3.6 million for the second quarter 2004 due to an increase in equity income from the corporate joint venture interests, due mainly to Explorer Pipeline, which completed a capacity expansion in September 2003. Total expenses increased from $17.0 million for the prior year’s second quarter to $18.9 million for the second quarter 2004 due principally to higher pipeline operating and maintenance costs.

Terminal Facilities

     The Terminal Facilities business segment had a $2.8 million increase in operating income to $9.6 million for the second quarter 2004 from $6.8 million for the prior year’s second quarter. Total revenues increased $4.1 million to $26.7 million for the second quarter 2004 due primarily to the operating results from the acquisition of the Eagle Point logistics assets from Sunoco, Inc. on March 30 and the purchase of two refined product terminals from ConocoPhillips located in Baltimore, Maryland and Manassas, Virginia on April 28. The Nederland Terminal’s volumes and revenues also increased from the prior quarter resulting from the construction of two new tanks in the prior year and higher utilization of existing tankage due to improved market conditions for crude oil imports. Operating expenses increased $1.0 million to $10.5 million for the second quarter 2004 due principally to the expenses associated with the acquired assets. Depreciation and amortization increased $0.4 million to $3.2 million for the second quarter 2004 compared with the prior year’s second quarter due primarily to depreciation related to the acquired assets.

Western Pipeline System

     Operating income for the Western Pipeline System increased $2.4 million to $4.1 million for the second quarter 2004 from $1.7 million for the second quarter 2003. The increase was primarily the result of higher lease acquisition margins and lower pipeline integrity management expenses, partially offset by lower equity income from the equity ownership interest in the West Texas Gulf Pipe Line due mainly to a decline in demand for domestic crude oil on this pipeline from the prior year’s quarter. Total revenues and cost of products sold and operating expenses increased in the second quarter 2004 compared with the prior year’s second quarter due primarily to an increase in the price of crude oil, partially offset by a decline in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $38.34 per barrel for the second quarter 2004 from $28.90 per barrel for the second quarter 2003.

Segmented Six Month Results

Eastern Pipeline System

     The Eastern Pipeline System experienced a $1.1 million decrease in operating income from $18.0 million for the six months ended June 30, 2003 to $16.9 million for the six months ended June 30, 2004. Sales and other operating revenue increased $0.9 million to $47.0 million for the first half of 2004 principally as a result of an increase in total shipments, partially offset by lower revenue per barrel mile. The increase in shipments was primarily the result of higher crude oil throughput on the Marysville to Toledo pipeline and higher refined product throughput on the Harbor Pipeline, partially offset by a decline in volumes as a result of a planned, four-week turnaround at Sunoco, Inc.’s Toledo, Ohio refinery in March 2004. Other income increased $0.7 million to $6.0 million for the first six months of 2004 due principally to higher equity income from the corporate joint venture interests, due principally to the completion of the Explorer Pipeline capacity expansion in September 2003 and the purchase of an additional 3.1 percent ownership interest in the West Shore Pipe Line in October 2003. Total expenses increased $2.7 million to $36.2 million for the first half of 2004 due to mainly to higher pipeline operating and maintenance costs.

Terminal Facilities

     Operating income at the Terminal Facilities business segment increased $3.2 million to $17.4 million for the six months ended June 30, 2004 compared with $14.2 million for the prior year comparable period. Total revenues increased $5.4 million to $50.1 million for the first six months of 2004 due principally to revenues from the Eagle Point logistics assets and the refined product terminals acquired from ConocoPhillips. The Nederland Terminal’s volumes and revenues also increased from the prior year comparable period resulting from the construction of two new tanks in the prior year and higher utilization of existing tankage due to improved market conditions for crude oil imports. Operating expenses increased $1.7 million to $20.1 million for first six months of 2004 due mainly to expenses associated with the acquired assets and non-routine dredging activity on the Delaware River at the Fort Mifflin Terminal docks in the first quarter 2004. Depreciation and amortization increased $0.5 million to $6.0 million for the first half of 2004 due primarily to depreciation related to the acquired assets.

Western Pipeline System

     The Western Pipeline System experienced a $0.3 million decline in operating income to $6.8 million for the six months ended June 30, 2004 compared with $7.1 million for the prior year comparable period. The decrease was primarily the result of lower lease acquisition margins and volumes and lower equity income from the equity ownership interest in the West Texas Gulf Pipe Line due to a decline in demand for domestic crude oil on this pipeline from the prior year’s comparable period, partially offset by lower pipeline integrity management expenses. Total revenues and cost of products sold and operating expenses increased in the first half of 2004 compared with the prior year comparable period due mainly to an increase in the price of crude oil, partially offset by a decline in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $36.75 per barrel for the first six months of 2004 from $31.34 per barrel for the first six months of 2003.

Other Analysis

Financing Costs

     Net interest expense increased $0.2 million to $5.2 million for the second quarter 2004 and increased $0.4 million to $9.9 million for the six months ended June 30, 2004. Both of these period over period increases were primarily due to a decline in capitalized interest, partially offset by the fourth quarter 2003 repayment of debt. Total debt outstanding at June 30, 2004 of $313.2 million consists of $248.7 million of the Senior Notes and $64.5 million of borrowings under the credit facility.

Capital Expenditures

     Maintenance capital expenditures of $5.5 million for the second quarter 2004, representing a decrease of $0.5 million from the prior year’s second quarter, and $8.9 million for the six months ended June 30, 2004, representing a decrease of $1.3 million from the prior year comparable period, declined from the respective prior periods due to the changes in the timing of scheduled pipeline and terminal maintenance activity. Management anticipates maintenance capital expenditures to be approximately $25.5 million for the year ended December 31, 2004.

     Expansion capital expenditures for the second quarter 2004 consisted primarily of the purchase of two refined product terminals from ConocoPhillips on April 28 for $12.0 million and the purchase of an additional 33.3 percent interest in the Harbor Pipeline from an affiliate of El Paso Corporation on June 28 for $7.3 million. Expansion capital expenditures for the six months ended June 30, 2004 consisted primarily of the acquisitions noted previously and the purchase of the Eagle Point logistics assets from Sunoco on March 30 for $20.0 million.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement	2004	2003	2004	2003
Sales and other operating revenue	$816,980	$656,941	$1,561,887	$1,372,960
Other income	3,708	3,214	6,877	6,839

Total Revenues	820,688	660,155	1,568,764	1,379,799

Cost of products sold and operating expenses	778,155	623,645	1,488,847	1,302,672
Depreciation and amortization	7,303	7,065	14,212	13,594
Selling, general and administrative expenses	12,637	12,627	24,696	24,274

Total costs and expenses	798,095	643,337	1,527,755	1,340,540

Operating income	22,593	16,818	41,009	39,259
Net interest expense	5,153	4,956	9,928	9,554

Net Income	$17,440	$11,862	$31,081	$29,705

Calculation of Limited Partners’ interest:
Net Income	$17,440	$11,862	$31,081	$29,705
Less: General Partner’s interest	(783)	(237)	(1,302)	(594)

Limited Partners’ interest in Net Income	$16,657	$11,625	$29,779	$29,111

Net Income per Limited Partner unit
Basic	$0.70	$0.51	$1.28	$1.28

Diluted	$0.69	$0.51	$1.26	$1.27

Weighted average Limited Partners’ units outstanding:
Basic	23,908,496	22,771,793	23,340,145	22,771,793

Diluted	24,139,933	22,875,790	23,557,625	22,866,346

Capital Expenditure Data:
Maintenance capital expenditures	$5,453	$5,907	$8,868	$10,129
Expansion capital expenditures	23,868	2,362	44,038	4,841

Total	$29,321	$8,269	$52,906	$14,970

	June 30,	December 31,
	2004	2003
Balance Sheet Data (at period end):
Cash and cash equivalents	$50,404	$50,081
Total Debt	313,220	313,136
Total Partners’ Capital	452,719	400,871

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Eastern Pipeline System:
Sales and other operating revenue	$24,292	$22,659	$47,016	$46,165
Other income	3,556	2,626	6,036	5,287

Total Revenues	27,848	25,285	53,052	51,452

Operating expenses	11,424	9,447	21,388	18,888
Depreciation and amortization	2,698	2,801	5,398	5,269
Selling, general and administrative expenses	4,820	4,725	9,389	9,290

Operating Income	$8,906	$8,312	$16,877	$18,005

Terminal Facilities:
Total Revenues	$26,744	$22,662	$50,114	$44,763

Operating expenses	10,488	9,525	20,094	18,430
Depreciation and amortization	3,220	2,840	6,043	5,577
Selling, general and administrative expenses	3,472	3,502	6,601	6,561

Operating Income	$9,564	$6,795	$17,376	$14,195

Western Pipeline System:
Sales and other operating revenue	$765,944	$611,628	$1,464,757	$1,282,047
Other income	152	580	841	1,537

Total Revenues	766,096	612,208	1,465,598	1,283,584

Cost of products sold and operating expenses	756,243	604,673	1,447,365	1,265,354
Depreciation and amortization	1,385	1,424	2,771	2,748
Selling, general and administrative expenses	4,345	4,400	8,706	8,423

Operating Income	$4,123	$1,711	$6,756	$7,059

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Eastern Pipeline System:(1)
Total shipments (barrel miles per day)(2)	59,047,378	52,508,100	56,977,850	53,596,270
Revenue per barrel mile (cents)	0.452	0.474	0.453	0.476
Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	490,637	452,769	490,473	422,862
Other terminals(3)	1,033,483	780,066	902,896	772,768
Western Pipeline System:(1)
Crude oil pipeline throughput (bpd)	301,399	304,876	299,958	307,733
Crude oil purchases at wellhead (bpd)	187,445	196,997	188,065	198,338
Gross margin per barrel of pipeline throughput (cents)(4)	30.3	19.9	26.8	25.0

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s refined product terminals, the Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point logistics assets.

(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

     An investor call with management regarding our second-quarter results is scheduled for Thursday morning, July 22 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

          Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID# 8675633.

          Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest the

West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

     NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transaction described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s March 31, 2004 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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